                                                                       EXHIBIT I

                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, made as of this the 27th day of September, 1995, by and between Vanguard Institutional Portfolios, Inc., a Maryland corporation, with its principal place of business at 100 Vanguard Boulevard, Malvern Pennsylvania 19355 and Vanguard Money Market Reserves, Inc., a Maryland corporation, with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.


                             PLAN OF REORGANIZATION


     The reorganization (hereinafter referred to as the "Plan of Reorganization") will consist of (i) the acquisition by the Prime Portfolio of Vanguard Money Market Reserves (hereinafter called the "Prime Portfolio") substantially all of the property, assets and goodwill of the Institutional Money Market Portfolio of Vanguard Institutional Portfolios, Inc. (hereinafter called the "Institutional Portfolio") in exchange solely for shares of an institutional class of the common stock, $.001 par value per share, of the Prime Portfolio ("Prime Institutional Shares"), (ii) the distribution of such Prime Institutional shares to the stockholders of the Institutional Portfolio according to their respective interests, and (iii) the dissolution of the Vanguard Institutional Portfolios, Inc. and the Institutional Portfolio as soon as practicable after the closing provided for in Section 3, all upon and subject to the terms and conditions of the Agreement hereinafter set forth.


                                   AGREEMENT

     In order to consummate the Plan of Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. SALE AND TRANSFER OF ASSETS, LIQUIDATION AND DISSOLUTION OF THE INSTITUTIONAL PORTFOLIO

     a. The Institutional Portfolio agrees that it will convey, transfer and deliver to the Prime Portfolio at the closing provided for in Section 3 (hereinafter called the "Closing") all of its then existing assets free and clear of all liens, encumbrances and claims whatsoever, except for cash or bank deposits in an amount necessary to pay: (1) its costs and expenses of carrying out this Agreement (including but not limited to fees of counsel and accountants, its income dividend payable prior to the Closing Date, and expenses of its liquidation and dissolution contemplated hereunder); (2) to discharge its unpaid liabilities on its books at the Closing Date; and (3) to pay such contingent liabilities as the directors shall reasonably deem to exist against the Institutional Portfolio, if any, at the Closing Date, for which contingent and other appropriate liability reserves shall be established on the Institutional Portfolio's books. Any unspent portion of such funds retained shall be delivered to the Prime Portfolio upon dissolution of the Institutional Portfolio.


     b. Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of the Institutional Portfolio herein contained, and in consideration of such sale, conveyance, transfer and delivery, the Prime Portfolio agrees at the Closing to deliver to the Institutional Portfolio the number of Prime Institutional Shares ($.001 par value) determined as set forth in Section 2 hereof.

     c. Immediately following the Closing Date, Vanguard Institutional Portfolios, Inc. and the Institutional Portfolio will liquidate and distribute pro rata to its stockholders of record as of the close of business on the Closing Date, the Prime Institutional Shares received by the Institutional Portfolio pursuant to this Section 1. Such liquidation and distribution will be accompanied by the establishment of open accounts on the stock records of the Prime Portfolio in the names of such stockholders of the Institutional Portfolio representing the respective pro rata number of Prime Institutional Shares due such stockholders. Fractional Prime Institutional Shares will be carried to the third decimal place. As promptly as practicable after the Closing Date, each holder of any outstanding certificate or certificates theretofore representing shares of common stock of the Institutional Portfolio may surrender the same to a Transfer Agent designated by the Prime Portfolio and request in exchange therefore a certificate or certificates representing the number of whole and fractional Prime Institutional Shares into which the shares of common stock of the Institutional Portfolio theretofore represented by the certificate or certificates so surrendered shall have been converted. Certificates for fractional shares of Prime Institutional Shares will not be issued, however, but shall continue to be carried for the open account of such stockholder. Until so surrendered, each outstanding certificate which, prior to the Closing Date, represented common stock of the Institutional Portfolio shall be deemed for all corporate purposes to evidence ownership of the number of Prime Institutional Shares into which the common stock of the Institutional Portfolio (which, prior to the Closing Date, were represented thereby) have been so converted.



     d. As promptly as practicable after the liquidation of the Institutional Portfolio as aforesaid, the Vanguard Institutional Portfolios, Inc. and Institutional Portfolio shall be dissolved pursuant to the provisions of the General Laws of the State of Maryland and its legal existence shall be terminated as provided therein.


2. EXCHANGE RATIO

     a. The value of the Institutional Portfolio's assets to be acquired by the Prime Portfolio hereunder shall be the net asset value computed as of the close of business (close of the New York Stock Exchange) on the Closing Date, using the valuation procedures set forth in Vanguard Money Market Reserves, Inc.'s ("Vanguard Money Market Reserves") registration statement under the Securities Act of 1933.

     b. The total net assets of the Institutional Portfolio determined under (a) shall be divided by the number of shares of its outstanding common stock, excluding treasury shares, to determine the Institutional Portfolio's net asset value per share as of the close of business on the Closing Date.


     c. The net asset value of a Prime Institutional Share shall be determined to the nearest full cent as of the close of business on the Closing Date, using the valuation as set forth in Vanguard Money Market Reserves' registration statement under the Securities Act of 1933.



     d. The net asset value per share for the Institutional Portfolio as determined in (b) shall then be divided by the net asset value of a Prime Institutional Share as determined in (c) to determine the exchange ratio. See Appendix A to this Agreement for an example of how to determine the exchange ratio.

3. CLOSING AND CLOSING DATE


     The Closing shall be October 27, 1995 or such later date as the parties may mutually agree. The Closing shall take place at the principal office of Vanguard Money Market Reserves, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, at 4:30 p.m., Eastern time. The Institutional Portfolio shall have provided for delivery at the Closing all of its assets to CoreStates Bank, N.A., Philadelphia, Pennsylvania, as Custodian for Vanguard Money Market Reserves. The Institutional Portfolio shall deliver at the Closing a list of names and addresses of the stockholders of the Institutional Portfolio and the number of shares owned by each such stockholder, indicating thereon which such shares are represented by outstanding certificates and which by open accounts, all as of the close of business on the Closing Date, certified by its Transfer Agent. Vanguard Money Market Reserves shall issue and deliver a certificate or certificates evidencing the Prime Institutional Shares to be delivered at the Closing to said Transfer Agent registered in such manner as the Institutional Portfolio may request, or provide evidence satisfactory to the Institutional Portfolio that such Prime Institutional Shares have been registered in an open account on the books of Vanguard Money Market Reserves in such manner as the Institutional Portfolio may request. Simultaneous with the Closing, the parties shall cause the filing of Articles of Transfer with respect to the sale and transfer of assets contemplated hereunder with the Department of Assessments and Taxation of the State of Maryland.


4. REPRESENTATIONS AND WARRANTIES BY THE INSTITUTIONAL PORTFOLIO

     The Institutional Portfolio represents and warrants that:

     a. The Institutional Portfolio is a series of shares of a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all corporate power and authority to conduct its business as such business is now being conducted.


     b. The Institutional Portfolio has a duly authorized capital consisting of 20,000,000,000 shares of common stock ($.001 par value) of which approximately 667,006,000 shares were issued and outstanding on the date hereof. All of its presently outstanding shares are validly issued, fully paid and non-assessable by it.



     c. Vanguard Institutional Portfolios, Inc. is duly registered as a diversified, open-end management company under the Investment Company Act of 1940.


     d. There has been mailed to each stockholder of record of the Institutional Portfolio entitled to vote at the meeting of stockholders, at which action on this Agreement is to be considered, a Combined Proxy Statement and Prospectus which complies in all material respects with the applicable provisions of the federal securities laws and the rules and regulations thereunder.


     e. The financial statements appearing in the Institutional Portfolio's annual report for the year ended November 30, 1994, audited by Price Waterhouse LLP, a copy of which has been delivered to Vanguard Money Market Reserves, and similar unaudited financial statements and other financial data as of August 31, 1995, and for the period then ended, which will be delivered to Vanguard Money Market Reserves by the principal financial officer of the Institutional Portfolio prior to Closing, fairly present the financial position of the Institutional Portfolio as of the respective dates indicated and the results of its operations and changes in net assets for the respective periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

5. REPRESENTATIONS AND WARRANTIES BY VANGUARD MONEY MARKET RESERVES

     Vanguard Money Market Reserves represents and warrants that:

     a. Vanguard Money Market Reserves is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all corporate power and authority to conduct its business as such business is presently being conducted.


     b. Vanguard Money Market Reserves has a duly authorized capital consisting of 37,000,000,000 shares of common stock ($.001 par value), 27,000,000,000 of which are allocated to the Prime Portfolio. On the date of this Agreement Vanguard Money Market Reserves had issued and outstanding approximately 23,228,386 shares of common stock. All of its presently outstanding shares are validly issued, fully paid and non-assessable by it.


     c. Vanguard Money Market Reserves is duly registered as a diversified, open-end investment company under the Investment Company Act of 1940 and is authorized to offer and sell shares of common stock of its two series.


     d. Vanguard Money Market Reserves will file with the United States Securities and Exchange Commission a Registration Statement on Form N-14 under the Securities Act of 1933 relating to the Prime Institutional Shares issuable hereunder. Appropriate portions of such Registration Statement after effectiveness will be delivered to stockholders of the Institutional Portfolio as proxy materials in connection with the solicitation of proxies approving the proposed transaction, and other portions will be available upon request by stockholders. The Registration Statement will note, on its facing page, that the securities proposed to be distributed thereunder have previously been registered in accordance with Rule 24f-2 under the Investment Company Act of 1940. At the time such Registration Statement becomes effective, it (i) will comply in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations promulgated thereunder, and (ii) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein not misleading; and at the time the Registration Statement becomes effective, at the time of the Institutional Portfolio's stockholders' meeting and at the Closing Date, the prospectus included therein will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


     e. The common stock of Vanguard Money Market Reserves is duly qualified for offering to the public in all states of the United States, and there are a sufficient number or value of shares of such stock so qualified and a sufficient number of shares registered under the Securities Act of 1933 pursuant to the Investment Company Act of 1940 Rule 24f-2 to permit the transfers contemplated by this Agreement to be consummated.


     f. The financial statements appearing in the Vanguard Money Market Reserves Annual Report for the year ended November 30, 1994, audited by Price Waterhouse LLP, copies of which have been delivered to the Institutional Portfolio, and similar unaudited financial statements and other financial data as of August 31, 1995 and for the period then ended, which will be delivered to the Institutional Portfolio prior to the Closing by the principal financial officer of Vanguard Money Market Reserves, fairly present the financial position of Vanguard Money Market Reserves, as of the respective dates indicated and the results of its operations and changes in its net assets for the respective periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

6. REPRESENTATIONS AND WARRANTIES BY THE INSTITUTIONAL PORTFOLIO AND VANGUARD MONEY MARKET RESERVES

     The Institutional Portfolio and Vanguard Money Market Reserves each represents and warrants to the other that:

     a. The statement of assets and liabilities to be furnished by it as of the close of business on the Closing Date for the purpose of determining the number of shares of Prime Institutional common stock to be issued pursuant to Section 1 of this Agreement will accurately reflect its net assets and outstanding shares of common stock as of such date in conformity with generally accepted accounting principles applied on a consistent basis.

     b. On the Closing Date it will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above free and clear of all liens or encumbrances of any nature whatever except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

     c. There is no material suit, action or legal or administrative proceeding pending or threatened against it, other than as disclosed in the Combined Proxy Statement and Prospectus prepared in connection with the meeting at which action on this Agreement will be taken.

     d. By Closing Date, all of its Federal and other tax returns and reports required by law to be filed shall have been filed, and all Federal and other taxes shown due on said returns shall have been paid.

     e. The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary corporate action on the part of each corporation and this Agreement constitutes the valid and binding obligation of each corporation enforceable in accordance with its terms.

7. COVENANTS OF THE INSTITUTIONAL PORTFOLIO AND VANGUARD MONEY MARKET RESERVES

     a. The Institutional Portfolio and Vanguard Money Market Reserves each covenant to operate its business in the ordinary course between the date hereof and the Closing Date.

     b. The Institutional Portfolio undertakes that it will not acquire the Prime Institutional shares for the purpose of making any distribution thereof other than to its own stockholders.

     c. The Institutional Portfolio undertakes that it will at its own expense prepare and file with the Securities and Exchange Commission a Report on Form N-SAR pursuant to the requirements of the Investment Company Act of 1940 for the period November 30, 1994 through the Closing Date.

8. CONDITIONS PRECEDENT TO BE FULFILLED BY INSTITUTIONAL PORTFOLIO AND VANGUARD MONEY MARKET RESERVES

     The obligations of each of the parties to effectuate the Plan of Reorganization hereunder shall be subject to the following conditions:

     a. The representations and warranties of each Party contained herein shall be true as of and at the Closing Date with the same effect as though made at such date; each Party shall have performed all obligations required by this Agreement to be performed by it prior to the Closing Date; and each Party shall have delivered to it a certificate dated the Closing Date signed by its Chairman of the Board or President and by its Secretary or Assistant Secretary to the foregoing effect.

     b. Each Party shall have delivered a certified copy of the resolution approving this Agreement adopted by at least a majority vote of its directors, including a majority of its directors who are not "interested persons" as defined in the Investment Company Act of 1940.

     c. The Securities and Exchange Commission shall not have issued an unfavorable advisory report under Section 25(b) of the Investment Company Act of 1940 nor instituted any proceeding seeking to enjoin consummation of the reorganization under Section 25(c) of the Investment Company Act of 1940.

     d. The holders of at least a majority of the outstanding shares of common stock of the Institutional Portfolio shall have voted in favor of the adoption of this Agreement and the reorganization contemplated hereby at an annual or special meeting.

     e. The Institutional Portfolio shall have declared a distribution or distributions prior to the Closing Date which, together with all previous distributions, shall have the effect of distributing to its stockholders all of its net investment income and capital gains since the close of its last fiscal year.

     f. That there shall be delivered to the Fund an opinion from Messrs. Stradley, Ronon, Stevens & Young, counsel to the Fund, to the effect that provided the acquisition contemplated hereby is carried out in accordance with this Plan:

          (1) Provided the acquisition is carried out in accordance with the applicable laws of Maryland, the acquisition by the Prime Portfolio of substantially all of the assets of the Institutional Portfolio as provided for herein in exchange for Prime Institutional shares will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and the Institutional Portfolio and the Prime Portfolio will each be a party to the respective reorganization within the meaning of Section 368(b) of the Code; for purposes of this opinion, "substantially all" means at least 70% of the fair market of the gross assets and at least 90% of the fair market value of the net assets;

          (2) No gain or loss will be recognized by the Institutional Portfolio upon the transfer of substantially all of its assets to the Prime Portfolio in exchange solely for voting shares of Prime Institutional (Code Section 361(a));

          (3) No gain or loss will be recognized by the Prime Portfolio upon the receipt of substantially all of the assets of the Institutional Portfolio in exchange solely for voting shares of Prime Institutional (Code Section 1032(a));

          (4) The basis of the assets of the Institutional Portfolio received by Vanguard Money Market Reserves will be the same as the basis of such assets to the Prime Portfolio immediately prior to the exchange (Code Section 362(b));

          (5) The holding period of the assets of the Institutional Portfolio received by the Prime Portfolio will include the period during which such assets were held by the Institutional Portfolio (Code Section 1223(2));


          (6) No gain or loss will be recognized to the shareholders of the Institutional Portfolio upon the exchange of their shares in the Institutional Portfolio for voting of Prime Institutional Shares (including fractional shares to which they may be entitled) (Code Section 354(a)(1));



          (7) The basis of Prime Institutional Shares received by the Institutional Portfolio shareholders (including fractional shares to which they may be entitled) will be the same as the basis of the shares of the Institutional Portfolio surrendered in exchange therefor (Code Section 358(a)(1));



          (8) The holding period of Prime Institutional Shares received by the Institutional Portfolio shareholders (including fractional shares to which they may be entitled) will include the holding period of the Institutional Portfolio shares surrendered in exchange therefor, provided that the Institutional Portfolio shares were held as a capital asset on the date of the exchange (Code Section 1223(1)); and


          (9) Pursuant to Section 381(a) of the Code and Treasury Regulation
     Section 1.381-1(a), the Prime Portfolio will succeed to and take into account as of the date of the proposed transfer (as defined in Treasury Regulation sec. 1.381 (b)-1(b)) the items of the Institutional Portfolio described in Section 381(c) of the Code, including any "pre-change capital loss" of the Institutional Portfolio within the meaning of Treasury Regulation sec. 1.383-1(c)(2), subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

          (10) Where a dissenting shareholder of the Institutional Portfolio receives cash solely in exchange for his or her stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of
     Section 302 of the Code.

9. BROKERAGE FEES AND EXPENSES

     a. The Institutional Portfolio and Vanguard Money Market Reserves each represent and warrant to the other that there are no brokers or finders fees payable in connection with the transactions provided for herein.

     The Institutional Portfolio and Vanguard Money Market Reserves shall each bear such expenses of entering into and carrying out the provisions of this Agreement as have been separately incurred by it. No Party shall pay any expenses, if any, of its stockholders arising out of the reorganization.

10. TERMINATION; WAIVER; ORDER

     a. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the reorganization abandoned at any time whether before or after adoption hereof by the stockholders of the Institutional Portfolio prior to the Closing Date.

          (1) by mutual consent of the Parties;

          (2) by either of the Parties if any condition set forth in Section 8 hereof has not been fulfilled or waived by it;

     b. An election by a Party to terminate this Agreement and abandon the reorganization shall be exercised by its Board of Directors.

     c. In the event of termination of this Agreement pursuant to the provisions hereof the same shall become void and have no effect without any liability on the part of either of the Parties or persons who are its directors, officers or stockholders in respect of this Agreement, provided that this provision shall not protect any director or officer of either of the Parties against any liability to such Party or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     d. At any time prior to the filing of the Articles of Transfer with the State of Maryland any of the terms or conditions of this Agreement may be waived by the Party entitled to the benefit thereof by action taken by its Board of Directors, or its Chairman of the Board, if, in the judgment of the Board of Directors or Chairman of the Board taking such action, such waiver will not have material adverse effect on the benefits intended under this Agreement to the stockholders of the Party on behalf of which such action is taken.

     e. The respective representations and warranties of the Parties contained in Sections 4 through 7 hereof shall expire with, and be terminated by, the reorganization contemplated by this Agreement, and neither the respective Parties nor any of their directors shall be under any liability with respect to any such representations or warranties after the Closing Date. This provision shall not protect any director or officer of a corporation against any liability to such corporation or to its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     f. If any order or orders of the Securities and Exchange Commission with respect to this Agreement shall impose any terms or conditions which are acceptable to both the Institutional Portfolio and Vanguard Money Market Reserves, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the stockholders of the Institutional Portfolio, unless such terms and conditions shall result in a change in the method of computing the number of shares of Prime Institutional to be issued to the Institutional Portfolio, in which event, unless such terms and conditions shall have been included in the Combined Proxy Statement and Prospectus solicitation material furnished to the stockholders of the Institutional Portfolio prior to the meeting at which the transactions contemplated by this Agreement shall have been approved, this Agreement shall not be consummated and shall terminate unless the Institutional Portfolio shall promptly call a special meeting of stockholders at which conditions so imposed shall be submitted for approval.

11. ENTIRE AGREEMENT AND AMENDMENTS

     This Agreement embodies the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein or herein provided for.

12. COUNTERPARTS

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original but all such counterparts together shall constitute but one instrument.

13. NOTICES

     Any notice, report or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage postpaid, addressed to the Institutional Portfolio or Vanguard Money Market Reserves, as the case may be, at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Reorganization to be executed on its behalf by its President or a Vice President and its corporate seal to be affixed hereto and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

Attest:                                           VANGUARD INSTITUTIONAL PORTFOLIOS, INC.
               /s/ RAYMOND J. KLAPINSKY           By:            /s/ JOHN J. BRENNAN
---------------------------------------------     ---------------------------------------------
Secretary                                         President
(Corporate Seal)

Attest:                                           VANGUARD MONEY MARKET RESERVES, INC.
               /s/ RAYMOND J. KLAPINSKY           By:            /s/ JOHN J. BRENNAN
---------------------------------------------     ---------------------------------------------
Secretary                                         President

                                                                      APPENDIX A

                       INSTITUTIONAL PORTFOLIO AND PRIME
                    PRO FORMA COMPUTATION OF EXCHANGE RATIO


                            AS OF SEPTEMBER 27, 1995



                                              PRIME           INSTITUTIONAL
                                            PORTFOLIO           PORTFOLIO          PRO FORMA
                                         ----------------     -------------     ----------------
Net assets...........................    $ 18,224,029,000     $ 667,006,000     $ 18,891,035,000
                                         =================    ==============    =================
Percent of combined assets...........               96.5%              3.5%               100.0%
                                         =================    ==============    =================
Issued and outstanding shares........      18,223,896,622       667,010,441       18,890,907,063
                                         =================    ==============    =================
Net asset value per share............    $           1.00     $        1.00     $           1.00
                                         =================    ==============    =================
Prime Institutional shares to be
  issued for each Institutional
  Portfolio share....................                   1
                                         ----------------
                                         ----------------